SECURITIES & EXCHANGE COMMISSION

                                  WASHINGTON, D. C.

                                      FORM 8-K

                                   CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934

                                    May 30, 2003
                  Date of Report (Date of earliest event reported)

                            VILLAGE SUPER MARKET, INC.
              (Exact name of Registrant as specified in its charter)

 New Jersey	                   0-2633                  22-1576170
(State or other jurisdiction)     (Commission 		(I. R.S. Employer
 of incorporation)	           File Number)		Identification No.)

                               733 Mountain Avenue
                           Springfield, New Jersey 07081
                       (Address of principal executive offices)

                  Registrant's telephone number, including area code:
                                 (973) 467-2200



Item 7.	Financial Statements and Exhibits.

     (a)	None
     (b)	None
     (c)	Exhibits:

     Exhibit No.             Description

        99.1	             Press release issued by the registrant, dated
                             May 30, 2003

Item 9. Regulation FD Disclosure.

	On May 30, 2003, Village Super Market, Inc. issued a press release announcing its consolidated financial results for the third quarter of its 2003 fiscal year ended April 26, 2003. The press release appearing in Exhibit
99.1 is not filed but is furnished in accordance with Item 12 of Form 8-K.




                                     SIGNATURE


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            VILLAGE SUPER MARKET, INC.


                                            By:  s/s  Kevin Begley
                                            Name:     Kevin Begley
                                            Title:    Chief Financial Officer



Exhibit 99.1


                            VILLAGE SUPER MARKET, INC.
                 REPORTS RESULTS FOR THE QUARTER AND NINE MONTHS ENDED
                               APRIL 26, 2003

Contact:         Kevin Begley, C. F. O.
                 (973) 467-2200  Ext. 220

        Springfield, New Jersey - May 30, 2003 - Village Super Market, Inc. (NSD-VLGEA) today reported sales and net income for the third quarter ended April 26, 2003.

	Net income was $1,897,000 ($.60 per diluted share) in the third quarter of fiscal 2003, a decrease of 19% from the prior year. Third quarter results were adversely impacted by increased contributions to union health and pension plans, a soft economy and a higher effective tax rate.

	Sales in the third quarter were $221,450,000, an increase of 2.3% from the prior year. Same store sales increased 1.2%. Approximately half of the same store sales increase is due to higher sales at the Garwood, NJ store, which opened September 26, 2001, and is included in same store sales beginning in the second quarter of fiscal 2003. Same store sales increased less this fiscal year than in recent years due to a substantial number of store openings by competitors near the Company's stores in the last year, a softening of the economy and increased levels of promotional activity in New Jersey.

	Net income for the nine month period of fiscal 2003 was $8,388,000 ($2.66 per diluted share), a decrease of 3% from the prior year. Excluding $1,639,000 (pre tax) of income received from two partnerships in fiscal 2003 and a $640,000 (pre tax) non-cash impairment charge in the prior year, net income declined 19% in the nine month period. Sales were $671,899,000 for the nine month period of fiscal 2003, an increase of 2.1% from the prior year. Same store sales increased 1.3% for the first nine months of fiscal 2003.

	James Sumas, Chief Executive Officer, said "Despite the challenges of a competitive marketplace and a weak economic environment, we achieved positive operating results in the third quarter. We don't anticipate any easing of competitive activities in the fourth quarter. We expect same store sales in the fourth quarter of fiscal 2003 to be flat to a 1.0% increase. Based on these factors, we believe it will be difficult to match the earnings level achieved in the fourth quarter of the prior fiscal year."

        Village Super Market operates a chain of 23 supermarkets under the ShopRite name in New Jersey and eastern Pennsylvania.


        This Press Release contains "forward looking statements" within the meaning of federal securities law. The Company cautions the reader that there are no assurances that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward looking statements. Such potential risks and uncertainties include, without limitation, local economic conditions, competitive pressures from the Company's operating environment, the ability of the Company to improve its sales and margins, the ability to attract and retain qualified associates, the availability of new store locations, the availability of capital, the liquidity of the Company on a cash flow basis, the success of operating initiatives and other risk factors detailed herein and in the Company's filings with the SEC.




                                VILLAGE SUPER MARKET, INC.
                        CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                      (Dollars in Thousands Except Per Share Amounts)


                       13 Wks. Ended    13 Wks. Ended    39 Wks. Ended    39 Wks. Ended
                       Apr. 26, 2003    Apr. 27, 2002    Apr. 26, 2003    Apr. 27, 2002

Sales                  $   221,450      $   216,525      $   671,899      $   657,992

Cost of sales              166,281          162,854          504,806          494,269
                        ----------       ----------       ----------       ----------
Gross profit                55,169           53,671          167,093          163,723

Operating and
 administrative
 expense                    49,058           47,007          145,648          141,181

Depreciation and
 amortization                2,231            2,051            6,690            5,809

Non-cash
 impairment charge            ---              ---              ---               640
                        ----------       ----------       ----------       ----------
Operating income             3,880            4,613           14,755           16,093

Income from
  partnerships                ---              ---             1,639             ---

Interest expense, net          698              862            2,321            2,350
                        ----------       ----------       ----------       ----------

Income before
 income taxes                3,182            3,751           14,073           13,743

Income taxes                 1,285            1,413            5,685            5,060
                        ----------       ----------       ----------       ----------

Net income             $     1,897      $     2,338	  $    8,388	  $     8,683
	               ===========      ===========       ==========      ===========
Net income
 per share:

  Basic                $       .61      $       .76       $     2.72      $      2.85
  Diluted              $       .60      $       .74	  $     2.66	  $      2.77

Gross profit as a
 % of sales                   24.9%            24.8%            24.9%            24.9%

Operating and admin.
 expense as a
 % of sales                   22.2%            21.7%            21.7%            21.5%
